                                                                  EXHIBIT 4.3(e)


                      FOURTH AMENDMENT TO CREDIT AGREEMENT
        BETWEEN U.S. BANCORP AG CREDIT, INC., AS AGENT, THE OTHER LENDERS
                                       AND
                          PREMIUM STANDARD FARMS, INC.
                              DATED AUGUST 27, 1997

         This Fourth Amendment to Credit Agreement (this "AMENDMENT") is made as of the 21st day of August, 2000 among PREMIUM STANDARD FARMS, INC., a Delaware corporation and a wholly owned subsidiary of the Guarantor ("PREMIUM"), CGC ASSET ACQUISITION CORP., a Delaware corporation and a wholly owned subsidiary of Premium ("ASSET SUB A"), THE LUNDY PACKING COMPANY, a North Carolina corporation, successor by merger to PSF ACQUISITION CORP. and a wholly-owned subsidiary of Premium ("ASSET SUB B"), the following corporations and limited liability company, TOMAHAWK FARMS, INC., a North Carolina corporation, BONELESS HAMS, INC., a North Carolina corporation, LUNDY INTERNATIONAL, INC., a North Carolina corporation, DOGWOOD FARMS, INC., a North Carolina corporation, and DOGWOOD FARMS II, LLC, a North Carolina limited liability company, all to be wholly owned subsidiaries of Asset Sub B (collectively the "LUNDY SUBSIDIARIES" and collectively with Premium, Asset Sub A and Asset Sub B, the "BORROWER"), the financial institutions listed on the signature pages hereof (collectively the "LENDERS" and individually a "LENDER", which terms shall hereafter include each other financial institution that may hereafter become a party to the Credit Agreement in accordance with its terms) and U.S. BANCORP AG CREDIT, INC., a Colorado corporation (the "AGENT"), in its capacity as Agent for the Lenders under the Credit Agreement (hereinafter defined).

                                    RECITALS

         A. Premium, PSF Acquisition Corp. and The Lundy Packing Company ("LUNDY") have entered into an Acquisition Agreement dated as of July 12, 2000 (the "LUNDY ACQUISITION AGREEMENT"), pursuant to which PSF Acquisition Corp. shall be merged with and into Lundy, the separate existence of PSF Acquisition Corp. shall cease, and Lundy (at that time becoming Asset Sub B as referred to herein), shall continue as the surviving corporation under the corporate name The Lundy Packing Company.

         B. Premium and ContiGroup Companies, Inc., successor by merger to Continental Grain Company, a Delaware corporation ("CGC") have tentatively agreed to enter into an Asset Purchase Agreement which is expected to close within two months after the date hereof (the "SECOND ASSET PURCHASE AGREEMENT"), pursuant to which Premium will definitively agree to purchase certain assets from CGC generally described as the North Carolina pork operations.

         C. The Credit Agreement dated as of August 27, 1997 among Premium, Asset Sub A, the Agent and the Lenders (as the same has been and may be amended, replaced, restated and/or supplemented from time to time, the "CREDIT AGREEMENT") currently prohibits Premium from consummating the transactions described in paragraphs A and B above and certain other related transactions (collectively the "ACQUISITION TRANSACTIONS"). In addition, Premium has requested that the Agent and the Lenders agree to increase their Revolving Loan Commitments from $90,000,000 in the aggregate to $100,000,000 in the aggregate and to increase their Term Loan Commitments from $30,000,000 in the aggregate to $125,000,000 in the aggregate. In connection with the Lundy Acquisition Agreement, Asset Sub B and the Lundy Subsidiaries will require Term Loans of up to $70,000,000 and will require up to $43,000,000 of Revolving Loans. After the closing of the Lundy Acquisition Agreement Asset Sub B and the Lundy Subsidiaries will require up to $40,000,000 of Revolving Loans to make capital improvements to the facilities acquired in connection therewith (the "LUNDY CAPITAL IMPROVEMENTS"). In connection with the Second Asset Purchase Agreement, Premium will require Term Loans and Revolving Loans of up to $20,000,000. The increased Term Loan Commitments will also be used to refinance the existing balance outstanding thereunder of approximately $13,000,000. Subject to approval of the Lenders of more definitive plans, the Revolving Loans will be used to provide funds in the approximate amount of $24,000,000 during Borrower's fiscal years 2001 and 2002 for the construction of new hog production facilities in Texas on property which is subject to a Deed of Trust in favor of the Agent on behalf of the Lenders and which is subject to a Deed of Trust in favor of the trustee on behalf of the holders of the PIK Notes (the "TEXAS CONSTRUCTION"). Accordingly, Premium and Asset Sub A have requested that the Agent and the Lenders permit Asset Sub B and the Lundy Subsidiaries to become borrowers under the Credit Agreement. Premium and Asset Sub A have further requested certain other changes in the terms of the Credit Agreement.

         D. The Agent and the Lenders are willing to consent to the Acquisition Transactions, to increase the Revolving Loan Commitments to $100,000,000, to increase the Term Loan Commitments to $125,000,000 (subject to Assignment and Acceptance of 33.335% of those increased Commitments as described herein), to permit Asset Sub B and the Lundy Subsidiaries to become borrowers under the Credit Agreement, and to agree to the other changes in the terms of the Credit Agreement, but only on the terms and conditions herein contained.

         E. Capitalized terms used and not defined in this Amendment shall have the meanings given to such terms in the Credit Agreement, as amended by this Amendment.


         NOW THEREFORE, in consideration of the foregoing and of the terms and conditions contained in the Credit Agreement and this Amendment, and of any loans or extensions of credit or other financial accommodations heretofore, now or hereafter made to or for the benefit of Borrower by the Agent and the Lenders, Borrower, the Agent and the Lenders agree as follows:

         1. Representation and Warranty as to the Lundy Acquisition Agreement, and Consent to the Lundy Acquisition Agreement. The Borrower represents and warrants to the Agent and the Lenders that the factual information taken as a whole in the materials furnished by or on behalf of the Borrower to the Agent or any Lender for purposes of or in connection

                                       2


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with the Lundy Acquisition Agreement, does not contain any untrue statement of a material fact or omit to state any material fact necessary to keep the statements contained therein from being misleading as of the date of this Amendment. The Borrower further represents and warrants to the Agent and the Lenders that the financial projections and other financial information furnished to the Agent or any Lender by the Borrower in connection with the Lundy Acquisition Agreement were prepared in good faith on the basis of information and assumptions that the Borrower believed to be reasonable as of the date of such information, provided however, that the Agent and the Lenders acknowledge that financial projections are not a guaranty of future results. In reliance on the foregoing representation and warranties, the Agent and the Lenders consent to the Lundy Acquisition Agreement notwithstanding anything contained in the Credit Agreement prohibiting the Lundy Acquisition Agreement. Without limiting the generality of the foregoing, the Agent and the Lenders acknowledge that Asset Sub B, subject to the satisfaction of conditions as set forth herein, intends to use up to $70,000,000 of Term Loans and up to $43,000,000 of the Revolving Loans in connection with the consummation of the Lundy Acquisition Agreement, and the Agent and the Lenders consent to the same. It is acknowledged and agreed by the Borrower, the Agent and the Lenders that Asset Sub B shall also continue to own directly or indirectly, less than 100% interests in the following partnership and limited liability companies, L&S Farms, a North Carolina general partnership, L&H Farms, LLC, a North Carolina limited liability company, and Quality Pork, LLC, a North Carolina limited liability company (collectively the "NON-BORROWER LUNDY SUBSIDIARIES"). The operations of the Non-Borrower Lundy Subsidiaries shall not be funded with proceeds of the Revolving Loans to Borrower. None of the property of the Non-Borrower Lundy Subsidiaries will be Collateral and notwithstanding any term of the Credit Agreement, as amended hereby, the value of such property of the Non-Borrower Lundy Subsidiaries shall not, directly or indirectly, be included in the determination of the Borrowing Base.

         2. Consent to the Second Asset Purchase Agreement. The Agent and the Lenders acknowledge that Premium intends to use Term Loans and Revolving Loans of up to $20,000,000 in connection with the consummation of the Second Asset Purchase Agreement. Subject to the satisfaction of conditions as set forth herein, which include the delivery of an acceptable Asset Purchase Agreement and written representations and warranties in the form set forth in the preceding paragraph 1 hereof the Lenders consent to the same. Borrower acknowledges and agrees, however, that an additional condition to this consent is the Assignment and Acceptance by the Lenders existing at the time of this Amendment, of not less than 33.335% of the Commitments, as increased by this Amendment ($33,335,000 of the Revolving Loan Commitments and $41,668,750 of Term Loan Commitments), to additional Lenders (the "GENERAL SYNDICATION"). The existing Lenders agree to make such assignments on the basis that the new Lenders will join, subject to the satisfaction of conditions as set forth herein, the consent set forth in this paragraph 2.

         3. Consent to the Texas Construction. The Agent and the Lenders acknowledge that Premium intends to use up to $24,000,000 of Revolving Loans to fund the Texas Construction. Subject to the satisfaction of conditions as set forth herein, which are: (i) receipt of more definitive plans with regard thereto and approval thereof by the Required Lenders; and

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(ii) the satisfaction of any and all conditions set forth by the Required
Lenders in their sole and absolute discretion, the Lenders consent to the Texas Construction. The existing Lenders agree to make assignments under the General Syndication on the basis that the new Lenders will join, subject to the satisfaction of conditions as set forth herein, the consent set forth in this paragraph 3.

         4. Refinancing of Existing Debt to the Lenders. On the Date of this Amendment the Agent and the Lenders shall make Equalization Transfers as set forth in Section 2.1(c) with regard to any outstanding Revolving Loans. On the Date of this Amendment the Agent and the Lenders shall make such transfers of funds as are necessary to cause any outstanding Term Loans to be held in accordance with the Lender's Pro Rata Percentages.

         5. Amendment of Purpose. Any term of the Credit Agreement notwithstanding, including Section 2.5 of the Credit Agreement, Purpose, the purpose of the Revolving Loans shall be to provide working capital for the Borrower's hog production and processing operations, to provide funds for the Lundy Acquisition Agreement, to provide funds for the Second Asset Purchase Agreement and to fund the Lundy Capital Improvements, but limited as set forth in paragraphs 1 through 4 of this Amendment, and the Purpose of the Term Loans shall be as set forth in Sections 1 through 4 of this Amendment. In all cases the available Term Loan Commitments shall be fully funded and shall be used to pay down the Revolving Loans to the extent Term Loans are not needed for other purposes.

         6. Limitation of Commitments Pending General Syndication and Additional Appraisals. Any term of the Credit Agreement notwithstanding, including the definitions of Commitments, LC Commitments, Revolving Loan Commitments and Term Loan Commitments as set forth in Section 1.1 of the Credit Agreement, General Definitions, as amended by this Amendment, unless and until the General Syndication has been completed and the additional appraisals received as set forth in Exhibit 8D, item 25, the total Commitments are and shall be limited to $149,996,250, of which the Revolving Loan Commitments are and shall be limited to $66,665,000 and of which the Term Loan Commitments are and shall be limited to $83,331,250, which, based upon the existing Lenders Pro Rata Percentages as of the time of this Amendment, results in limited Commitments as follows:

Revolving Loan Commitments:
--------------------------
Name of Lender                                       Pro Rata Percentage        Maximum $
--------------                                       -------------------        ---------
 U.S. Bancorp Ag Credit, Inc.                        30.000750019%            $20,000,000
 Farm Credit Services of Western Missouri, PCA       23.333083327%            $15,555,000
 Harris Trust and Savings Bank                       23.333083327%            $15,555,000
 Firstar Bank, N.A.                                  23.333083327%            $15,555,000
                                                     -------------            -----------
                  TOTAL:                             100%                     $66,665,000

Term Loan Commitments:
---------------------
Name of Lender                                       Pro Rata Percentage        Maximum $
--------------                                       -------------------        ---------
 U.S. Bancorp Ag Credit, Inc.                        30.000750019%              $25,000,000
 Farm Credit Services of Western Missouri, PCA       23.333083327%              $19,443,750
 Harris Trust and Savings Bank                       23.333083327%              $19,443,750
 Firstar Bank, N.A.                                  23.333083327%              $19,443,750
                                                     -------------              -----------
                  TOTAL:                             100%                       $83,331,250

         7. Section 1.2 of the Credit Agreement, is amended to add or amend the following capitalized terms which are defined in the preambles to and in paragraphs 1 and 2 of this Amendment: "Asset Sub A", "Asset Sub B", the "Lundy Subsidiaries", "Borrower", "Lenders", "Lender", "Lundy", the "Lundy Acquisition Agreement", the "Lundy Capital Improvements", "CGC", the "Second Asset Purchase Agreement", "Credit Agreement", "Acquisition Transactions", "Texas Construction", the "Non-Borrower Lundy Subsidiaries" and the "General Syndication".

         8. New and Amended Defined Terms. Section 1.1 of the Credit Agreement, Defined Terms, is amended to add or amend the following definitions which shall read in full as follows:

                  "AMENDMENT #4 CLOSING DATE" shall mean August 21, 2000.

                  "ANNIVERSARY DATE" shall mean the Amendment #4 Closing Date and each anniversary thereof.

                  "APPLICABLE MARGIN" shall mean with respect to Revolving Loans or Term Loans which are Reference Rate Loans or Eurodollar Rate Loans, or with respect to fees for non-use of the Revolving Loan Commitments, the rates per annum set forth below for the then applicable Financial Performance Level:

Revolving Loans:


Financial
---------
Performance Level              Base Rate                    Eurodollar Rate             Non-Use Fee
-----------------              ---------                    ---------------             -----------
Level 1                        1.00%                        2.50%                       0.375%

Level 2                        0.75%                        2.25%                       0.375%

Level 3                        0.50%                        2.00%                       0.250%

Level 4                        0.25%                        1.75%                       0.250%

Level 5                        0.00%                        1.50%                       0.250%

Term Loans:

Financial
---------
Performance Level              Base Rate                    Eurodollar Rate
-----------------              ---------                    ---------------
Level 1                        1.125%                       2.625%

Level 2                        0.875%                       2.375%

Level 3                        0.625%                       2.125%

Level 4                        0.375%                       1.875%

Level 5                        0.125%                       1.625%

                  The initial Financial Performance Level shall be Level 2. The Agent will review the Borrower's financial performance as of each fiscal quarter end, beginning with fiscal quarter end December 31, 2000, after its receipt of the Borrower's financial statements and compliance certificate for such fiscal quarter, and will confirm the Borrower's determination as to whether the Borrower's Financial Performance Level for such fiscal quarter was Level 1, Level 2, Level 3, Level 4 or Level 5. As so confirmed by the Agent, the Borrower's Financial Performance Level will determine the Applicable Margin effective for Revolving Loans, Term Loans and the fees for non-use of the Revolving Loan Commitments for the three month period beginning on the tenth day of the month following the month in which the Agent receives such quarterly financial statements if the Agent receives such quarterly financial statements prior to the last five (5) Business Days of the month following the end of such fiscal quarter. If the Agent receives such quarterly financial statements during the last five (5) Business Days of the month following the end of such fiscal quarter, any reduction in the Applicable Margin will be delayed until the tenth day of the second month following the month in which the Agent receives such quarterly financial statements, but any increase in the Applicable Margin will be effective retroactively to the tenth day of the month following the month in which the Agent receives such quarterly financial statements. If the Agent does not receive such quarterly statements prior to the end of the month following the end of such fiscal quarter, the Borrower's Financial Performance Level shall be deemed to be Level 1 retroactively beginning with the tenth day of the second month following the end of such fiscal quarter.

                  "BASE RATE" shall mean the greater of (a) the Reference Rate or (b) the Federal Funds Rate plus one half of one percent (.5%).

                  "BORROWING BASE" shall mean an amount determined as follows:

                  85% of Eligible Accounts as reported on Borrower's monthly and fiscal year end consolidated financial statements; plus

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                  80% of Eligible Inventory (including breeding stock) as
         reported on Borrower's monthly and fiscal year end consolidated financial statements valued at the lower of cost or market in accordance with GAAP; minus

                  100% of all accounts payable and all uncleared checks related to Eligible Accounts and Eligible Inventory.

                  "CASH INTEREST COVERAGE RATIO" shall mean for any period of determination, the ratio of: (a) EBITDA for such period; over (b) the amount of interest paid (including interest paid in cash but excluding interest paid in kind under the PIK Notes) during such period.

                  "EBITDA" shall mean the net combined income of the Borrower before provision for income taxes, interest expense (including without limitation, implicit interest expense on capitalized leases), depreciation (including, without limitation, depreciation of breeding stock), amortization and other noncash expenses or charges, excluding (to the extent included): (a) nonoperating gains (including without limitation, extraordinary or nonrecurring gains, gains from discontinuance of operations and gains arising from the sale of assets other than Inventory) during the applicable period; and (b) similar nonoperating losses during such period.

                  "EURODOLLAR RATE" shall mean, with respect to each day during each Interest Period applicable to a Eurodollar Rate Loan, the following rate adjusted as set forth below: the lower of (x) the average offered rate for deposits in United States dollars (rounded upward, if necessary, to the nearest 1/16 of 1%) for delivery of such deposits on the first day of such Interest Period, for the number of days in such Interest Period, which appears on the Reuters Screen or the Telerate Screen (the selection of the Reuters Screen or the Telerate Screen to be at the discretion of U.S. Bank), as of 11:00 a.m., London time (or such other time as of which such rate appears) three Business Days prior to the first day of such Interest Period, or
         (y) the rate for such deposits determined by U.S. Bank at such time based on such other published service of general application as shall be selected by U.S. Bank for such purpose; provided, however, if the Reuters Screen, the Telerate Screen or such other service does not report such rates or such rates do not, in the judgment of U.S. Bank, accurately reflect the rates of interest applicable to U.S. Bank in the relevant markets, the rate for such Interest Period shall be determined by U.S. Bank based on the rates at which United States dollar deposits are offered to U.S. Bank in the interbank Eurodollar market at such time for delivery in Immediately Available Funds on the first day of such Interest Period in an amount approximately equal to the Advance by U.S. Bank to which such Interest Period is to apply (rounded upward, if necessary, to the nearest 1/16 of 1%). "Reuters Screen" means the display designated as page

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


         "LIBO" on the Reuters Monitor Money Rate Screen (or such other page as may replace the LIBO page on such service for the purpose of displaying London interbank offered rates of major banks for United States dollar deposits). "Telerate Screen" means page 3750 on the Telerate Screen (or such other page as may replace page 3750 on such service for the purpose of displaying London interbank offered rates of major banks for United States dollar deposits). The Eurodollar Rate as described above shall be adjusted as follows: The Eurodollar Rate shall be the rate per annum (rounded up to the next whole multiple of 1/100 of 1%) equal to the rate obtained by dividing (a) the Eurodollar Rate, as described above; by (b) a percentage equal to 100% minus the maximum reserve rate in effect from time to time during such Interest Period at which reserves (including any marginal, supplemental or emergency reserves) would be required to be maintained by U.S. Bank under Regulation D against "Eurocurrency Liabilities" (as such term is defined in Regulation D); provided, that the Eurodollar Rate for the applicable Interest Period shall be adjusted automatically on and as of the effective date of any change in such maximum reserve rate.

                  "FINANCIAL PERFORMANCE LEVEL" shall mean the applicable level of the Borrower's financial performance determined in accordance with the table set forth below.

         Financial                  Leverage Ratio
         ---------                  --------------
         Performance
         -----------
         Level
         -----
         Level 1           Greater than or equal to 3.50 to 1.0
         Level 2           Less than 3.50 to 1 but greater than or equal to 3.00 to 1
         Level 3           Less than 3.00 to 1 but greater than or equal to 2.50 to 1
         Level 4           Less than 2.50 to 1 but greater than or equal to 2.00 to 1
         Level 5           Less than 2.00 to 1.0

                  "LC COMMITMENT" shall mean as to any Lender, such Lender's Pro Rata Percentage of $10,000,000 using the percentage set forth opposite such Lender's name under the heading "Revolving Loan Commitments" on
         Exhibit 1H, as such amount may be reduced or terminated from time to time pursuant to Section 4.4 or 11.1, less such Lender's Pro Rata Percentage of the LC Obligations, and "LC COMMITMENTS" shall mean collectively, the LC Commitments for all the Lenders.

                  "LEVERAGE RATIO" shall mean for any period of determination, the ratio of: (a) the amount of interest bearing debt (including the debt outstanding under the PIK Notes) outstanding at the end of such period; over (b) EBITDA for the prior four fiscal quarters.

                  "MATURED DEFAULT" shall mean the occurrence or existence of any one or more of the following events: (a) the Borrower fails to pay any principal or interest pursuant to any of the Financing Agreements at the time such principal or interest becomes due or is declared due and such failure continues for a period of three (3) Business Days; (b) the Borrower fails to pay any of the Liabilities (other than principal and interest) on or before ten (10) Business Days after the Agent has notified the Borrower of the existence and amount of such Liabilities;
         (c) the Borrower fails or neglects to perform, keep or observe any of the covenants, conditions, promises or agreements contained in Sections 9.6, 10.1, 10.2, 10.3, 10.4, 10.5 or 10.10; (d) the Borrower fails or neglects to perform, keep or observe any of the covenants, conditions, promises or agreements contained in this Agreement or in any of the other Financing Agreements (other than those covenants, conditions, promises and agreements referred to or covered in (a), (b), (c), or (e) of this definition), and such failure or neglect continues for more than thirty (30) days after the earlier of the date the Agent gives the Borrower written notice thereof or the date the Borrower first learns of such failure or neglect, provided however, that such grace period shall not apply, and a Matured Default shall be deemed to have occurred and to exist immediately if such failure or neglect may not, in the Required Lenders' reasonable determination, be cured by the Borrower during such thirty (30) day grace period; (e) the Borrower fails to comply with the provisions of Section 4.3(a); (f) any warranty or representation at any time made by or on behalf of the Borrower in connection with this Agreement or any of the other Financing Agreements is untrue or incorrect in any material respect when made, or any schedule, certificate, statement, report, financial data, notice, or writing furnished at any time by or on behalf of the Borrower to the Agent or the Lenders is untrue or incorrect in any material respect on the date as of which the facts set forth therein are stated or certified; (g) a judgment in excess of $3,000,000 is rendered against the Borrower and such judgment remains unsatisfied or undischarged and in effect for thirty (30) consecutive days without a stay of enforcement or execution, provided however, that this clause (g) shall not apply to any judgment for which the Borrower is fully insured and with respect to which the insurer has admitted liability in writing for such judgment; (h) all or any part of the Borrower's assets come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors; (i) a proceeding under any bankruptcy, reorganization, arrangement of debt, insolvency, readjustment of debt or receivership law or statute is filed against the Borrower or the Guarantor and such proceeding is not dismissed within sixty (60) days of the date of its filing, or a proceeding under any bankruptcy, reorganization, arrangement of debt, insolvency, readjustment of debt or receivership law or statute is filed by the Borrower or the Guarantor, or the Borrower or the Guarantor makes an assignment for the benefit of creditors; (j) the Borrower or the Guarantor voluntarily or involuntarily dissolves or is dissolved, terminates or is terminated or dies; (k) the Borrower is enjoined, restrained, or in any way prevented by the order of any court or any administrative or regulatory agency or by the termination or expiration of any permit or license, from conducting all or any material part of the Borrower's business affairs; (l) the Borrower or the Guarantor fails to make any payment due or otherwise defaults on any other obligation for borrowed money and the effects of such failure or default are to cause or permit the holder of such obligation or a trustee to cause such obligation to become due prior to its date of maturity and to cause a Material Adverse Effect; (m) the Guarantor purports to terminate its guaranty or to limit the application thereof to then existing Liabilities; (n) the Agent makes an expenditure under
         Section 13.3 and such amount shall not have been reimbursed to the Agent upon demand therefor; (o) the occurrence of a default, an event of default or a matured default under any other agreement, instrument or document at any time entered into between the Borrower or the Guarantor and the Agent, which default, event of default or matured default has had or in the opinion of the Required Lenders is likely to have a Material Adverse Effect; or (p) a notice is received by the Agent regarding the termination of future optional advances in accordance with North Carolina G.S. Section 45-72.

                  "PROPERTY" shall mean: (a) the land, the improvements, the fixtures and the Equipment of Premium located in Mercer, Putnam and Sullivan Counties, Missouri and in Dallam and Hartley Counties, Texas as legally described on Exhibit 1E to the Credit Agreement, provided however, that the Property specifically includes Premium's processing facility located in Milan, Missouri; (b) the land, the improvements, the fixtures and the Equipment of Asset Sub A located in Gentry, Grundy, Harrison and Worth Counties, Missouri including those acquired from CGC pursuant to the Asset Purchase Agreement, including without limitation, Asset Sub A's feed mill and office located in Davies County; (c) the land, the improvements, the fixtures and the Equipment of Asset Sub B and the Lundy Subsidiaries located in Sampson, Harnett, Hoke and Duplin Counties, North Carolina including those acquired pursuant to the Lundy Acquisition Agreement; and (d) the land, the improvements, the fixtures and the Equipment of Premium located in Pitt and Edgecombe Counties, North Carolina and Crisp County, Georgia, including those acquired from CGC pursuant to the Second Asset Purchase Agreement.

                  "REFERENCE RATE LOAN" shall mean any Loan which bears interest at the Base Rate.

                  "REGULATION D" shall mean Regulation D (or any substitute regulations) of the Board of Governors of the Federal Reserve System (or any successor thereto), as amended from time to time.

                  "REQUIRED LENDERS" shall mean at any time, the Lenders having at least fifty one percent (51%) of the aggregate amount of all of the Lenders' Pro Rata Percentages.

                  "REVOLVING LOAN COMMITMENT" shall mean as to any Lender, such Lender's Pro Rata Percentage of $100,000,000 as set forth opposite such Lender's name under the heading "Revolving Loan Commitments" on Exhibit 1H, as such amount may be reduced or terminated from time to time pursuant to Section 4.4 or 11.1, and "REVOLVING LOAN COMMITMENTS" shall mean collectively, the Revolving Loan Commitments for all the Lenders.

                  "REVOLVING MATURITY DATE" shall mean the earlier of: (i) August 21, 2003; (ii) the date that is 30 days prior to the maturity of the PIK Notes (which maturity date is presently September 17, 2003); or
         (iii) the date of the termination in whole of the Commitments pursuant to Section 4.4 or 11.1.

                  "TERM LOAN COMMITMENT" shall mean as to any Lender, such Lender's Pro Rata Percentage of $125,000,000, as set forth opposite such Lender's name under the heading "Term Loan Commitments" on Exhibit 1H, as such amount may be reduced or terminated from time to time pursuant to Section 4.4 or 11.1, less such Lender's Pro Rata Percentage of principal payments received with respect to the Term Loan, and "Term Loan Commitments" shall mean collectively, the Term Loan Commitments for all the Lenders.

                  "TERM MATURITY DATE" shall mean the earlier of: (i) August 21, 2005; (ii) the date that is 30 days prior to the maturity of the PIK Notes (which maturity date is presently September 17, 2003); or (iii) the date of the termination in whole of the Commitments pursuant to
         Section 4.4 or 11.1.

         9. Deleted Defined Terms. Section 1.1 of the Credit Agreement, Defined Terms, is amended to delete: the defined term "A Revolving Loan" and its definition; the defined term "A Revolving Loan Commitment" and its definition; the defined term "A Revolving Note" and its definition; the defined term "Asset Sub" and its definition; the defined term "B Revolving Loan" and its definition; the defined term "B Revolving Loan Commitment" and its definition; the defined term "B Revolving Note" and its definition; the defined term "Fixed Charge Pricing Ratio" and its definition; the defined term "Fixed Charge Coverage Ratio" and its definition; the defined term "Interest Expense" and its definition; the defined term "Leverage Pricing Ratio" and its definition; and the defined term "Unallocated Cash Flow" and its definition.

         10. Amount Requiring Equalization Transfer. Section 2.1(b) of the
Credit

Agreement is amended as follows: The amount of "$3,000,000" shall be amended to read "$10,000,000."

         11. Restated Revolving Notes. Section 2.1(h) of the Credit Agreement is amended to read in full as follows:

                  (h) The Borrower shall execute and deliver to the Agent for each Lender to evidence the Revolving Loans made by each Lender under such Lender's Revolving Loan Commitment, a restated revolving credit note (each such note, a "REVOLVING NOTE" and collectively the "REVOLVING NOTES"), which shall be (i) dated the date of the Amendment #4 Closing Date; (ii) in the principal amount of such Lender's maximum Revolving Loan Commitment; and (iii) in substantially the form attached as Exhibit 2E, appropriately completed. Each Lender shall post (iv) the date and principal amount of each Revolving Loan made under such Revolving Note; (v) the rate of interest each such Revolving Loan will bear; and (vi) each payment of principal thereon; provided however, that any failure of such Lender to so post shall not affect the Borrower's obligations thereunder.

         11. Sublimit for LC's. Section 2.2(a) of the Credit Agreement is amended as follows: The amount of "$5,000,000" shall be amended to read "$10,000,000."

         12. Term Loans. Section 2.3 of the Credit Agreement is amended to read in full as follows:

                  2.3 TERM LOAN.

                  (a) Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Lender severally agrees to make a term loan (each a "TERM LOAN" and collectively the "TERM LOAN") to the Borrower: (i) on the Amendment #4 Closing Date for the purpose of repaying existing term indebtedness hereunder and for the purpose of funding the Lundy Acquisition Agreement; and (ii) on any one Business Day prior to October 1, 2000 for the purpose of funding the Second Asset Purchase Agreement, and, if necessary to fully fund the Term Loan Commitment, to pay down outstanding Revolving Loans, in aggregate amounts up to the principal amount of such Lender's Term Loan Commitment and in accordance with each Lenders Pro Rata Percentage. Once repaid, no portion of the Term Loan may be reborrowed.

                  (b) The Borrower shall execute and deliver to the Agent for each Lender to evidence the Term Loan made by each Lender under such Lender's Term Loan Commitment, a promissory note (each such note, a "TERM NOTE" and collectively the "TERM NOTES"), which shall be (i) dated the date of the Amendment #4 Closing Date; (ii) in the principal amount of such Lender's maximum Term Loan Commitment; and (iii) in substantially the form attached as Exhibit 2F, appropriately completed. Each Lender shall post
         (iv) the date and principal amount of the Term Loan made under such Term Note; (v) the rate of interest the Term Loan will bear; and (vi) each payment of principal thereon; provided however, that any failure of such Lender to so post shall not affect the Borrower's obligations thereunder. The outstanding principal balance of each Term Note shall be payable as set forth therein.

         13. General Provisions Regarding Eurodollar Rate Loans. Section 2.4(a) of the Credit Agreement is amended as follows: The minimum amount of a Eurodollar Rate Loan of "$1,000,000" shall be amended to read "$3,000,000" and the maximum amount of Eurodollar Rate Loans outstanding at one time shall be changed from six (6) to five (5) under the Revolving Loan and five (5) under the Term Loan.

         14. Persons Authorized to Request Advances. Section 2.4(e) of the Credit Agreement is amended by striking the phrase "William R. Patterson or Dennis W. Harms" and inserting in its place the phrase "Stephen A. Lightstone, John M. Meyer or Dennis D. Rippe."

         15. Interest. Section 3.1(a) and Section 3.1(c) of the Credit Agreement is amended by striking the phrase "Reference Rate" and inserting in its place the phrase "Base Rate."

         16. Mandatory Payments on the Loans. Section 4.3 of the Credit Agreement is amended to read in full as follows:

                  4.3      MANDATORY PAYMENTS ON THE LOANS.

                  (a) If at any time the aggregate principal amount of all Revolving Loans, plus the aggregate face amount of all outstanding LC's, exceeds the lesser of the Borrowing Base or the Revolving Loan Commitments, then the Borrower shall within three (3) Business Days, either (i) pay to the Agent for the ratable account of each Lender the amount of such excess as a payment on the Revolving Loans, or (ii) otherwise eliminate such excess by providing to the Agent an updated borrowing base certificate.

                  (b) The Borrower shall pay to the Agent for the ratable account of each Lender as payment on the Term Loans, quarterly payments in the amount of $6,250,000 each, payable on the last day of each quarter, commencing on December 31, 2000.

                  (c) Anything herein or in any other Financing Agreement to the contrary notwithstanding, all principal and interest remaining unpaid on the Revolving Loans on the Revolving Maturity Date, shall be immediately due and payable. Anything herein or in any other Financing Agreement to the contrary notwithstanding, all principal and interest remaining unpaid on the Term Loans on the Term Maturity Date, shall be immediately due and payable.

         17. Termination of the Commitments. Section 4.4 of the Credit Agreement is amended to read in full as follows:

                  4.4      TERMINATION OF THE COMMITMENTS.

                  (a) The Agent shall have the right, with the consent of the Required Lenders and without notice to the Borrower, to terminate the Commitments immediately upon a Matured Default. The Revolving Loan Commitments and the LC Commitments shall be deemed immediately terminated and all of the Liabilities relating to the Revolving Loans shall be immediately due and payable, without notice to the Borrower, on the Revolving Maturity Date. The Term Loan Commitments shall be deemed immediately terminated and all of the Liabilities relating to the Term Loans shall be immediately due and payable, without notice to the Borrower, on the Term Maturity Date. In the event any of the Commitments are terminated, the remainder of this Agreement shall remain in full force and effect until the indefeasible full payment and full satisfaction of the Liabilities. Notwithstanding the foregoing, in the event that a Default of the type described in clause (i) of the definition of Matured Default occurs, then this Agreement shall be deemed to be terminated immediately, all of the Liabilities shall automatically become immediately due and payable, and the obligations of the Lenders to make Loans and the Commitments shall automatically terminate in accordance with Section 11.1, provided however, that if such Default is cured within the time period (if applicable) set forth in clause (i) of the definition of Matured Default, then this Agreement shall be deemed to be reinstated as of the date that the Agent is given written notice of a final court order effecting such cure.

                  (b) The Borrower shall have the right, upon at least five Business Days' notice to the Agent to terminate the Commitments in whole, provided however, that subject to Section 2.4(a), any such termination prior to February 21, 2002 shall be accompanied by the payment of an early termination fee equal to one percent (1%) of the Commitments. The Borrower shall not have the right to terminate the Commitments in part.

         18. Fees. Section 6 of the Credit Agreement is amended to read in full as follows:

         6.        FEES.

                  (a) AGENT'S FEES. The Borrower agrees to pay to the Agent, in respect of its administrative duties hereunder: a one time syndication and arranger fee on the Amendment #4 Closing Date; an annual Agent's administration fee on the Amendment #4 Closing Date and on each Anniversary

         Date; and one time fronting fees from time to time in respect of the initial issuance of LC's all in amounts set forth in the Agent's Letter. The annual Agent's administration fee shall be due and payable in advance on the Amendment #4 Closing Date and on each Anniversary Date hereafter through the later of the Revolving Maturity Date or the Term Maturity Date, unless the Borrower has fully terminated the Commitments in accordance with Section 4.4 and there are then no outstanding LC Obligations. Fronting fees shall be payable to the Agent at the issuance of each LC, computed at the rate set forth in the Agent's Letter on the face amount of such LC. Each of the Agent's fees shall be fully earned on the date they become payable and, at the option of the Agent, shall be paid by Agent initiated Loans. The Agent's Letter also covers the annual audit fee referred to in Section
         13.6. No Persons other than the Agent shall have any interest in any such Agent's fees. The Borrower also agrees to reimburse the Agent, for the account of U.S. Bank, for fees and expenses incurred in connection with the syndication of the Loans as set forth in the Agent's Letter.

                  (b) INITIAL COMMITMENT FEES. Borrower agrees to pay to the Agent for distribution to the Lenders who are Lenders as of the date of this Amendment, including the Agent, fees equal to the percentage set forth in the Agent's Letter on their Commitments as set forth in Paragraph 6 of the Fourth Amendment to the Credit Agreement as of the Amendment 4 Closing Date. Borrower agrees to pay to the Agent for distribution to the Lenders who become Lenders after the date of this Amendment, fees equal to such percentages on their Commitments after the General Syndication as is agreed to by the Agent with Borrower's written consent, said fees to be payable as of the date the General Syndication is completed. The fees provided for in this Section 6(b) shall be paid within three Business days after the date they are due in accordance herewith. Each of the foregoing fees shall be fully earned as they accrue and, at the option of the Agent, shall be paid by Agent initiated Loans.

                  (c) NON-USE FEE. The Borrower agrees to pay to the Agent for distribution to the Lenders (based on their respective Pro Rata Percentages) a quarterly non-use fee from the Amendment #4 Closing Date to the Revolving Maturity Date, unless the Borrower has fully terminated the Commitments in accordance with Section 4.4 and there are then no outstanding LC Obligations, at the applicable rate per annum set forth in the definition of Applicable Margin under the heading of Non-Use Fee on the daily average unused amount of the Revolving Loan Commitments. The quarterly non-use fee shall be due and payable in arrears on the first day of each January, April, July and October with respect to the prior fiscal quarter. A pro-rated non-use fee shall be due and payable on October 1, 2000, on the Revolving Maturity Date and on any date on which the Borrower terminates the Commitment in full in accordance with

         Section 4.4. Each quarterly non-use fee shall be earned as it accrues and, at the option of the Agent, shall be paid by Agent initiated Loans.

                  (d) LC FEES. The Borrower agrees to pay to the Agent, for distribution to the Lenders (based on their respective Pro Rata Percentages), a quarterly fee, payable in arrears on the first day of each January, April, July and October with respect to the prior fiscal quarter, in respect of each LC issued hereunder, computed at the applicable rate per annum set forth in the definition of Applicable Margin under the heading of Eurodollar Rate for Revolving Loans on the face amount of such LC for the period for which it is issued. A pro-rated LC fee shall be due and payable on October 1, 2000 for the period from the Amendment 4 Closing Date through September 30, 2000 adjusted by the amount of any fees already paid by Borrower in respect to any LCs outstanding on the Amendment 4 Closing Date. Each quarterly letter of credit fee shall be fully earned as it accrues and, at the option of the Agent, shall be paid by Agent initiated Loans. The Borrower shall also pay to the Agent for the account of the Issuer issuing any LC, the normal and customary processing fees charged by such Issuer in connection with the issuance of or drawings under each such LC.

                  (e) CALCULATION OF FEES. The fees payable under this Section 6 which are based on an annual percentage rate shall be calculated by the Agent on the basis of a 360-day year, for the actual days (including the first day but excluding the last day) occurring in the period for which such fee is payable. Each determination by the Agent of fees payable under this Section 6 shall be conclusive and binding for all purposes, absent manifest error.

                  (f) FEES NOT INTEREST. The fees described in this Agreement represent compensation for services rendered and to be rendered separate and apart from the lending of money or the provision of credit and do not constitute compensation for the use, detention, or forbearance of money, and the obligation of the Borrower to pay each fee described herein shall be in addition to, and not in lieu of, the obligation of the Borrower to pay interest, other fees described in this Agreement, and expenses otherwise described in this Agreement. Fees shall be payable when due in Dollars and in immediately available funds. All fees shall be non-refundable.

         19. Additional Trademarks. In addition to the trademarks listed in Part 3 of Exhibit 7 to the Credit Agreement, as referred to in Section 7.3 of the Credit Agreement Borrower will acquire the following under the Lundy Acquisition
Agreement: Carolinian Trademark, Lundy's Trademark, Tomahawk Farms Trademark and Gold Banner Trademark.

         20. Other Names. Section 7.7 of the Credit Agreement is amended to read in full as follows:

                  Premium has not, during the preceding five years, been known by or used any other name, except as disclosed on Part 7 of Exhibit 7 to the Credit Agreement. Asset Sub A, Asset Sub B and the Lundy Subsidiaries have not, during the preceding five years, been known by or used any other name.

         21. Affiliates. Section 7.8 of the Credit Agreement is amended to read in full as follows:

                  The Borrower has no Affiliates, except for other co-borrowers, directors, officers, agents and employees and other than those Persons disclosed on Exhibit 7H. The legal relationships of the Borrower to each such Affiliate listed on Exhibit 7H are accurately and completely described thereon.

         22. Financial Statements and Other Financial Information. Section 9.1 of the Credit Agreement is amended to read in full as follows:

                  9.1      FINANCIAL STATEMENTS AND OTHER INFORMATION.

                  Except as otherwise expressly provided for in this Agreement, the Borrower shall keep proper books of record and account in which full and true entries will be made of all dealings and transactions of or in relation to the business and affairs of the Borrower, in accordance with GAAP consistently applied, and the Borrower shall cause to be furnished to the Agent and the Lenders, from time to time and in a form reasonably acceptable to the Agent, such information as the Agent may reasonably request, including without limitation, the following:

                  (a) as soon as practicable and in any event within ninety (90) days after the end of each Fiscal Year of the Borrower: (i) audited consolidated statements of income, retained earnings and cash flow of the Borrower for such year, and a consolidated balance sheet of the Borrower for such year, setting forth in each case, in comparative form, corresponding figures as of the end of the preceding Fiscal Year, all in reasonable detail and satisfactory in scope to the Agent and certified to the Borrower by such independent public accountants as are selected by the Borrower and satisfactory to the Agent, whose opinion shall be in scope and substance satisfactory to the Required Lenders,
         (ii) a management discussion and analysis of operations as included in the annual report (iii) a compliance certificate of the chief financial officer or controller of the Borrower in the form attached as Exhibit 9C, and (iv) detailed month-by-month annual operating and capital budgets for the next (then current) Fiscal Year, commencing with Fiscal Year 2002;

                  (b) as soon as practicable and in any event within forty five
         (45) days after the end of each fiscal quarter of the Borrower except the last fiscal quarter of each Fiscal Year of the Borrower, a management discussion and analysis of operations, and as soon as practicable and in any event within thirty
         (30) days after the end of each fiscal quarter of the Borrower except the last fiscal quarter of each Fiscal Year of the Borrower, a compliance certificate of the chief financial officer or controller of the Borrower in the form attached as Exhibit 9C;

                  (c) as soon as practicable and in any event within thirty (30) days after the end of each monthly accounting period in each Fiscal Year of the Borrower: (i) consolidated statements of income, retained earnings and cash flow of the Borrower for such monthly period and for the period from the beginning of the then current Fiscal Year to the end of such monthly period, and a consolidated balance sheet of the Borrower as of the end of such monthly period, setting forth in each case, in comparative form, figures for the corresponding periods in the preceding Fiscal Year, all in reasonable detail and certified as materially accurate by the chief financial officer or controller of the Borrower, subject to changes resulting from normal year-end adjustments, and (ii) a Borrowing Base Certificate for the Borrower computed as of the last day of such month, signed by the chief financial officer or controller of the Borrower.

         23. Liability Insurance Deductible. Section 9.4 of the Credit Agreement is amended by increasing the amount "$25,000" to "$100,000"

         24. Financial Covenants and Ratios. Section 9.6 of the Credit Agreement is amended to read in full as follows:

                  9.6      FINANCIAL COVENANTS AND RATIOS.

                  The Borrower shall maintain as of the end of each fiscal quarter of Borrower:

                  (a) minimum consolidated Tangible Net Worth of not less than $220,000,000, plus 50% of the positive cumulative fiscal year end audited net income for Fiscal Year 2001 and each Fiscal Year thereafter;

                  (b) minimum consolidated Working Capital of not less than $35,000,000;

                  (c) minimum rolling four quarter EBITDA, as of the end of each of Borrower's fiscal quarters as follows: second quarter 2001 / $70,000,000; third quarter 2001 / $75,000,000; fourth quarter 2001 and first quarter 2002 / $80,000,000; second quarter 2002 / $85,000,000;
         third quarter 2002 / $90,000,000; fourth quarter 2002 and first quarter 2003 / $105,000,000; and each quarter thereafter / $110,000,000;
         provided, however, that for each period tested, there shall be subtracted from the target amount the amount of interest paid in kind in that period on the PIK Notes;

                  (d) a maximum Leverage Ratio as of the end of each of Borrower's fiscal quarters as follows: second quarter 2001 / 4.2 to 1.0; third quarter 2001 through second quarter 2002 / 4.0 to 1.0; third quarter 2002 / 3.8 to 1.0; fourth quarter 2002 and first quarter 2003 /
         3.2 to 1.0; and each quarter thereafter / 3.0 to 1.0; and

                  (e) a minimum Cash Interest Coverage Ratio as of the end of each of Borrower's fiscal quarters as follows: second quarter 2001 through first quarter 2002 / 2.5 to 1.0; second quarter 2002 / 2.4 to 1.0; third quarter 2002 / 2.6 to 1.0; fourth quarter 2002 and first quarter 2003 / 3.1 to 1.0; second quarter 2003 / 3.3 to 1.0; third quarter 2003 / 3.5 to 1.0; and each quarter thereafter / 3.7 to 1.0.

         25. Ownership of Subsidiaries. Section 9.17 of the Credit Agreement is amended to read in full as follows:

                  9.17     OWNERSHIP OF SUBSIDIARIES.

                  Asset Sub A and Asset Sub B shall at all times be wholly owned subsidiaries of Premium except as allowed in Section 10.2(a). The Lundy Subsidiaries shall at all times be wholly owned subsidiaries of Asset Sub B except as allowed in Section 10.2(a).

         26. Encumbrances and Indebtedness. Sections 10.1 and 10.4 of the Credit Agreement shall be amended to provide that Borrower shall be allowed to incur, in addition to the indebtedness to be assumed pursuant to the Lundy Acquisition Agreement and in addition to the Encumbrances and Indebtedness presently allowed by said Sections 10.1 and 10.4, secured or unsecured indebtedness owing to Persons other than the Lenders up to the cumulative amount of $10,000,000 for capital expenses, provided, however, such indebtedness, if secured, shall be secured by property other than the Collateral.

         27. Consolidations, Mergers, Acquisitions or Change in Ownership.
Section 10.2 of the Credit Agreement is amended to read in full as follows:

                  10.2 CONSOLIDATIONS, MERGERS, ACQUISITIONS OR CHANGE IN OWNERSHIP.

                  (a) No Borrower shall recapitalize or consolidate with, merge with, or otherwise acquire all or substantially all of the assets or properties of any other Person, except that: (i) Premium may enter into any transaction to raise equity capital which transaction does not result in a change of ownership of Premium by CGC as described below,
         (ii) Premium may merge with any Affiliate of Premium provided that Premium is the survivor of the merger, (iii) subject to the foregoing, any Borrower may merge with any other Borrower, and (iv) any

         Borrower may enter into acquisition transactions (other than the transactions under the Lundy Acquisition Agreement and the Second Asset Purchase Agreement) not exceeding $10,000,000 in aggregate purchase price, provided however, (i) that all of such purchase price is paid in cash or debt permitted under Section 10.4, and provided further, (ii) that Premium demonstrates to the reasonable satisfaction of the Agent that each such acquisition transaction will not result in a violation of Section 9.6, and (iii) that all documentation reasonably required by the Agent to maintain the Lenders in the same debt and collateral structure as provided for herein is properly executed and delivered to the Agent; and

                  (b) CGC shall at all times maintain, directly or indirectly, ownership of not less than 35% of Premium's stock.

         28. Disposition of Property. Section 10.6 of the Credit Agreement is amended to read in full as follows:

                  10.6     DISPOSITION OF PROPERTY.

                  The Borrower shall not sell, lease, transfer or otherwise dispose of any of the Borrower's properties, assets or rights (including Collateral), to any Person in excess of the cumulative amount of $250,000 in any Fiscal Year of Borrower, except (a) in the ordinary course of the Borrower's business, or (b) as permitted in the Security Documents.

         29. Capital Investment Limitations. Section 10.7 of the Credit Agreement is amended to read in full as follows:

                  10.7     CAPITAL INVESTMENT LIMITATIONS.

                  The Borrower shall not purchase, invest in or otherwise acquire additional real estate, equipment or other fixed assets (other than: (i) the replacement of breeding animals in the ordinary course of business, (ii) in accordance with the Lundy Acquisition Agreement and
         (iii) in accordance with the the Second Asset Purchase Agreement) which would cause its Capital Spending Amount in any one Fiscal Year to exceed: (i) $65,000,000 during the Borrower's 2001 Fiscal Year, (ii) $55,000,000 during the Borrower's 2002 Fiscal Year, and (iii) $30,000,000 during the Borrower's 2003 Fiscal Year and each Fiscal Year thereafter. Provided, however: (i) 100% of the unused amount of the limit for Borrower's 2001 Fiscal Year may be carried forward into the Borrower's 2002 Fiscal Year; (ii) 100% of the unused amount of the limit for Borrower's 2002 Fiscal Year may be carried forward into the Borrower's 2003 Fiscal Year; and (iii) 35% of the unused amount of the limit for Borrower's 2003 Fiscal Year and the Borrower's Fiscal Years thereafter may be carried forward into the Borrower's 2003 Fiscal Year and into the following Fiscal Years, respectively. The Lundy Capital Improvements and the $10,000,000 of additional financed capital expenses allowed under Sections 10.1 and
         10.4 are subject to the application of this Section 10.7 and shall not be allowed (even though permitted elsewhere) except to the extent compliance with this Section 10.7 is maintained.

         30. Loans to Affiliates. Section 10.9 of the Credit Agreement is amended by increasing the amount "$5,000,000" to "$10,000,000" and by amending the last sentence thereof to read as follows:

         Nothing in this Section 10.9 shall limit the amount of loans from any one Borrower to another Borrower which may be outstanding at any one time.

         31. Issuance of Equity; Amendment of Organization Documents. Section
10.11 of the Credit Agreement is amended to read in full as follows:

                  10.11 ISSUANCE OF EQUITY; AMENDMENT OF ORGANIZATION DOCUMENTS.

                  Premium shall not issue or distribute any of Premium's capital stock or membership interests for consideration or otherwise, except that Premium may enter into any transaction to raise equity capital as long as such transaction does not result in a violation of Section 10.2(b). No other Borrower shall issue or distribute any of its capital stock or membership interests for consideration or otherwise. No Borrower shall amend its articles or certificate of incorporation or organization or bylaws, except upon prior written notice to the Agent, provided however, that any such amendment shall not result in a violation of Sections 9.17 or 10.2(b). The foregoing prohibitions shall not apply to any of the foregoing actions which is necessary to accomplish any transaction that is otherwise permitted under Section 10.2(a).

         32. Lease Limitations. Section 10.12 of the Credit Agreement is amended by increasing the amount "$3,600,000" to $10,000,000.

         33. Payment of Subordinated Debt. Section 10.14 of the Credit Agreement is amended to read in full as follows:

                  10.14    PAYMENT OF SUBORDINATED DEBT.

                  The Borrower shall not directly or indirectly, pay, prepay, redeem or purchase, or deposit funds or property for the payment, prepayment, redemption or purchase of the indebtedness of any Borrower, which is subordinated to the payment of any portion of the Liabilities, except that the Borrower may prepay subordinated debt in whole or in part at any time, as long as: (a) there is no

         Default or Matured Default at the time of such prepayment, (b) no Default or Matured Default would occur as a result of such prepayment, and (c) the Borrower has delivered to the Agent and the Lenders not less than five (5) Business Days before the date of any such proposed prepayment, pro forma financial statements demonstrating to the satisfaction of the Required Lenders, that the Borrower will be in compliance with the requirements of Section 9.6 immediately following any such prepayment and at the end of the then current fiscal quarter.

         34. Maximum Interest. Section 13.19 of the Credit Agreement is amended by striking the phrase "Reference Rate" and inserting in its place the phrase "Base Rate."

         35. Processing Fees for Assignment and Acceptance. Section 13.24 of the Credit Agreement is amended by decreasing the amount "$5,000" to "$3,500".

         36. Consent to Disposition of Collateral by Agent. Section 13.30(c) of the Credit Agreement is amended by increasing the amount "$250,000" to "$2,000,000".

         37. Remediation of Environmental Concerns. A new Section 13.32 shall be added to the Credit Agreement to read in full as follows:

                  13.32    REMEDIATION OF ENVIRONMENTAL CONCERNS.

                  The Borrower shall complete the remediation of the environmental concerns raised in the Phase I Environmental Assessment Reports with regard to the Properties of Asset Sub B and the Lundy Subsidiaries according to the attached Exhibit 13B and shall deliver to the Agent copies of all reports and documents related thereto.

         38. Exhibit 1G to the Credit Agreement, Lenders' Commitments, is replaced with Exhibit 1H to this Amendment.

         39. Exhibit 2C to the Credit Agreement, the Form of Revolving Notes, is replaced with Exhibit 2E to this Agreement.

         40. Exhibit 2D to the Credit Agreement, the Form of Term Notes, is replaced with Exhibit 2F to this Amendment.

         41. Part 1 of Exhibit 7 to the Credit Agreement, Judgments, Litigation, Claims and Proceedings, is replaced with Exhibit 7C to this Amendment.

         42. Part 2 of Exhibit 7 to the Credit Agreement, Events of Default and Other Material Disputes, is replaced with Exhibit 7D to this Amendment.

         43. Part 3 of Exhibit 7 to the Credit Agreement, Licenses, Patents, Copyrights, Trademarks, Trade Names and Applications, is replaced with Exhibit 7E to this Amendment.

         44. Part 4 of Exhibit 7 to the Credit Agreement, Security Interests, Liens, Claims and Encumbrances, is replaced with Exhibit 7F to this Amendment.

         45. Part 5 of Exhibit 7 to the Credit Agreement, Tax Liability Claims, is replaced with Exhibit 7G to this Amendment.

         46. Part 6 of Exhibit 7 to the Credit Agreement, Other Indebtedness, is replaced with Exhibit 7H to this Amendment.

         47. Part 7 of Exhibit 7 to the Credit Agreement, Other Names Used by the Borrower, is replaced with Exhibit 7I to this Amendment.

         48. Part 8 of Exhibit 7 to the Credit Agreement, Borrower's Affiliates, is replaced with Exhibit 7J to this Amendment.

         49. Part 9 of Exhibit 7 to the Credit Agreement, Environmental Matters, is replaced with Exhibit 7K to this Amendment.

         50. Part 10 of Exhibit 7 to the Credit Agreement, Bank Accounts, is replaced with Exhibit 7L to this Amendment.

         51. Part 11 of Exhibit 7 to the Credit Agreement, EFS Central Filing System Registrations, is replaced with Exhibit 7M to this Amendment.

         52. Exhibit 9B to the Credit Agreement, Form of Compliance Certificate, is replaced with Exhibit 9C to this Amendment.

         53. Assumption of Indebtedness by Asset Sub B and the Lundy Subsidiaries; Obligations and Covenants. Asset Sub B and the Lundy Subsidiaries hereby assume all indebtedness of Premium and Asset Sub A to the Agent and the Lenders pursuant to, and as a co-borrowers join in the Credit Agreement. Asset Sub B and the Lundy Subsidiaries also agree to pay all indebtedness to the Agent and the Lenders under all promissory notes issued pursuant to the Credit Agreement, and agree that its liability to the Agent and the Lenders with respect to all indebtedness thereunder shall be primary as well as joint and several with Premium and Asset Sub A, all as if Asset Sub B and the Lundy Subsidiaries were original obligors thereof. Asset Sub B and the Lundy Subsidiaries also agree to abide by and observe all of the covenants, terms and conditions to be observed and performed by Borrower as contained in the Credit Agreement, and the agreements, instruments and/or documents related thereto. Asset Sub B and the Lundy Subsidiaries shall and are hereby added as a parties to the Credit Agreement, and as parties to all of the agreements, instruments and/or documents related thereto, and any and all references to Borrower set forth in the Credit Agreement, or in any agreement, instrument or document related thereto, including without limitation this Amendment, shall hereafter include and pertain in all respects to Asset Sub B and the Lundy Subsidiaries. Premium and Asset Sub A acknowledge and consent to the foregoing, and agree that their liability to the Agent and the Lenders with respect to all indebtedness under the Credit Agreement shall be primary as well as joint and several with Asset Sub B and the Lundy Subsidiaries.

         54. Representations and Warranties. To induce the Agent and the Lenders to enter into this Amendment, the Borrower represents and warrants to the Agent and the Lenders that except as described in this Amendment, each and every representation and warranty set forth in the Credit Agreement is true and correct as of the date hereof, and shall be deemed remade by the Borrower as of the date hereof.

         55. Conditions to Advances; Documentation. The effectiveness of this Amendment and the consent of the Lenders to the Second Asset Purchase Agreement shall be conditioned upon the execution and/or delivery of the agreements, instruments and/or documents listed on Exhibit 8D attached hereto, all in form and substance acceptable to the Agent and its legal counsel.

         56. Incorporation of Credit Agreement. The parties agree that this Amendment shall be an integral part of the Credit Agreement, that all of the terms set forth therein are incorporated in this Amendment by reference, and that all terms of this Amendment are incorporated therein as of the date of this Amendment. All of the terms and conditions of the Credit Agreement which are not modified in this Amendment shall remain in full force and effect. To the extent the terms of this Amendment conflict with the terms of the Credit Agreement, the terms of this Amendment shall control.

         57. Return of Notes. After the new Notes required to be delivered pursuant to this Amendment have been delivered to the Agent and the Lenders, each Lender shall return to the Borrower, the Notes replaced by the new Notes required to be delivered pursuant to this Agreement. Each Lender (including the Agent in its capacity as a Lender) agrees to return such replaced Notes to the Borrower as promptly as practicable after receiving the new Notes required to be delivered pursuant to this Amendment.

         IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

                                                   PREMIUM STANDARD FARMS, INC.,
                                                   A DELAWARE CORPORATION

ATTEST:

BY: /s/ Gerald Schulte                             BY:   /s/ Stephen Lightstone
    ------------------------                            -----------------------
ITS: Secretary                                     ITS: Executive Vice President
     -----------------------                            -----------------------

                                                   CGC ASSET ACQUISITION CORP.,
                                                   A DELAWARE CORPORATION

ATTEST:

BY: /s/ Gerald Schulte                             BY: /s/ Stephen Lightstone
    ------------------------                            -----------------------
ITS: Secretary                                     ITS: Executive Vice President
    ------------------------                            -----------------------

                                                   THE LUNDY PACKING COMPANY, A
                                                   NORTH CAROLINA CORPORATION
                                                   AND SUCCESSOR BY MERGER TO
                                                   PSF ACQUISITION CORP.

ATTEST:

BY: /s/ Gerald Schulte                             BY: /s/ Stephen Lightstone
    ------------------------                            -----------------------
ITS: Secretary                                     ITS: Executive Vice President
    ------------------------                            -----------------------

                                                   TOMAHAWK FARMS, INC., A NORTH
                                                   CAROLINA CORPORATION
ATTEST:

BY: /s/ Gerald Schulte                             BY: /s/ Stephen Lightstone
    ------------------------                            -----------------------
ITS: Secretary                                     ITS: Executive Vice President
    ------------------------                            -----------------------

                                                   BONELESS HAMS, INC., A NORTH
                                                   CAROLINA CORPORATION

ATTEST:

BY: /s/ Gerald Schulte                             BY: /s/ Stephen Lightstone
    ------------------------                            -----------------------
ITS: Secretary                                     ITS: Executive Vice President
    ------------------------                            -----------------------

                                                   LUNDY INTERNATIONAL, INC., A
                                                   NORTH CAROLINA CORPORATION

ATTEST:

BY: /s/ Gerald Schulte                             BY: /s/ Stephen Lightstone
    ------------------------                            -----------------------
ITS: Secretary                                     ITS: Executive Vice President
    ------------------------                            -----------------------

                                                   DOGWOOD FARMS, INC., A NORTH
                                                   CAROLINA CORPORATION

ATTEST:

BY: /s/ Gerald Schulte                             BY: /s/ Stephen Lightstone
    ------------------------                            -----------------------
ITS: Secretary                                     ITS: Executive Vice President
    ------------------------                            -----------------------


                                                   DOGWOOD FARMS II, LLC, A
                                                   NORTH CAROLINA LIMITED
                                                   LIABILITY COMPANY

                                                   BY: /s/ Stephen Lightstone
                                                       ------------------------
                                                   ITS: Executive Vice President
                                                       ------------------------

                                                   U.S. BANCORP AG CREDIT, INC.,
                                                   AS AGENT AND AS A LENDER
                                                   950 17TH STREET, SUITE 350
                                                   DENVER, COLORADO  80202

                                                   BY:  /s/
                                                        -----------------------
                                                   ITS: Vice President
                                                        -----------------------

                                                   FARM CREDIT SERVICES OF
                                                   WESTERN MISSOURI, PCA

                                                   BY:  /s/
                                                        -----------------------
                                                   ITS: Vice President
                                                        -----------------------

                                                   FIRSTAR BANK, N.A. (F/K/A
                                                   MERCANTILE BANK NATIONAL
                                                   ASSOCIATION)

                                                   BY:  /s/
                                                        -----------------------
                                                   ITS: Vice President
                                                        -----------------------

                                                   HARRIS TRUST AND SAVINGS BANK

                                                   BY:  /s/
                                                        -----------------------
                                                   ITS: Vice President
                                                        -----------------------